EXHIBIT 99.1

Pardes Biosciences Appoints Thomas G. Wiggans to CEO and Chairman of the Board

Mr. Wiggans brings over 40 years of biopharmaceutical industry experience, including over 25 years in chief executive leadership roles with multiple successful acquisitions. His expertise will be beneficial to Pardes as the company rapidly progresses to late-stage development and regulatory activities, as well as the initial phases of commercialization build-out

Uri Lopatin, M.D. to transition to Chief Scientific & Strategic Advisor; Mark Auerbach to transition from Chairman to Board Director

CARLSBAD, Calif. March 2, 2022 (GLOBE NEWSWIRE) – Pardes Biosciences, Inc. (NASDAQ: PRDS), a clinical-stage biopharmaceutical company developing PBI-0451 as a potential novel direct-acting, oral antiviral drug candidate for the treatment and prevention of SARS-CoV-2 infections and associated diseases (i.e., COVID-19), today announced the appointment of Thomas G. Wiggans as Chief Executive Officer and Chair of the Board of Directors. Uri Lopatin, M.D. will remain on the Board of Directors and continue to play an active role in the company’s research and development activities as Chief Scientific & Strategic Advisor. In addition, Mark Auerbach will transition from Chairman to Board Director.

"It’s my privilege to welcome Tom as Pardes Biosciences’ new Chief Executive Officer and Chairman of its Board of Directors. Pardes has moved at “warp speed” from a discovery company to a clinical stage company. As we continue to evolve, Tom’s expertise in growing and leading biotech companies through development and commercialization makes him the perfect successor," said Uri Lopatin, M.D., Founder and former Chief Executive Officer of Pardes Biosciences.

“Pardes has made tremendous progress developing PBI-0451 and advancing an exciting anti-viral platform in a very short period of time. I commend the Pardes team for their commitment, expertise, and accomplishments,” said Tom Wiggans, Chief Executive Officer and Chair of Pardes Biosciences. “The COVID pandemic has had a profound impact on our planet, inflicting terrible human and economic consequences. Yet vaccines and therapies have been developed in record time, helping us avoid a pandemic that could have been much worse. We must continue to accelerate these efforts. I thank the people working to ensure that we have better treatments for current patients and are better prepared for future pandemics. I am honored to join the Pardes team and its battle against COVID, and I look forward to working with the executive team and the Pardes board to develop the operational capabilities and strategic relationships to help bring these potential therapies to patients as quickly as possible.”

Tom Wiggans has 40 years of experience in the biopharmaceutical industry, including over 25 years of chief executive leadership. Mr. Wiggans most recently served as Chief Executive Officer and Chairman of the Board of Directors of Dermira, which he co-founded in 2010, until its acquisition by Eli Lilly in 2020 for $1.1 billion. Prior to founding Dermira, Mr. Wiggans served as Chief Executive Officer and Chairman of the Board of Directors of Peplin, Inc. until its acquisition by LEO Pharma A/S in 2009. Previously, he served as Chief Executive Officer and Chairman of the Board of Directors of Connetics Corporation through its acquisition by Stiefel Laboratories in 2006. Mr. Wiggans also served as President and Chief Operating Officer of CytoTherapeutics Inc. and in various management positions at Ares-Serono S.A., including President of its U.S. pharmaceutical operations and Managing Director of its U.K. pharmaceutical operations. He began his career in the industry with Eli Lilly and Company.

Mr. Wiggans is currently on the Board of Directors of Annexon, Inc., Cymabay Therapeutics Inc., and Forma Therapeutics Holdings, Inc. He has previously served on the Board of Directors for various industry organizations, educational institutions, and both private and public companies, including service on the board of Onyx Pharmaceuticals, Sangamo Biosciences, and Somaxon Pharmaceuticals, Inc. He holds a B.S. in Pharmacy from the University of Kansas and an M.B.A. from Southern Methodist University.

About Pardes Biosciences, Inc.

Pardes Biosciences is a clinical-stage biopharmaceutical company created to help solve pandemic-sized problems, starting with COVID-19. We are applying modern reversible-covalent chemistry as a starting point to discover and develop novel oral drug candidates. For more information, please visit www.pardesbio.com.

Availability of Other Information about Pardes Biosciences

Pardes Biosciences intends to use the Investors page of its website (https://ir.pardesbio.com) as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure). Accordingly, investors should monitor Pardes Biosciences’ Investors website, in addition to following Pardes Biosciences’ press releases, Securities and Exchange Commission filings, public conference calls, presentations and webcast.

Investor Contact:

ir@pardesbio.com

Stephen Jasper

Gilmartin Group

(858) 525-2047

stephen@gilmartinir.com